LIVEWIRE ERGOGENICS, INC.

March 23, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549

RE:	Livewire Ergogenics, Inc.
Amendment No. 1 to Draft Offering Statement on Form 1-A
Filed March 13, 2020
CIK 0001421289

Ladies and Gentlemen:

On behalf of our Company, Livewire Ergogenics, Inc. (the “Company”), we are filing with the Securities and Exchange Commission (the “Commission”), Amendment No. 2 to the Offering Statement on Form 1-A (“Amendment No. 2”) relating to the issuance by the Company of up to the maximum offering of Two Hundred Million (200,000,000) shares of Common Stock (the “Offering”).

This letter also sets forth the Company’s responses to comments from the staff (the “Staff”) of the Division of Corporation Finance of the Commission contained in the Staff’s letter dated March 23, 2020 regarding your review of the Amended Offering Statement on Form 1-A, which was filed with the Commission on March 13, 2020.

For your convenience, the Staff’s comments have been repeated below in their entirety, with the Company’s response to a particular comment set out immediately underneath it. The headings and numbered paragraphs in this letter correspond to the headings and numbered paragraphs in the comment letter from the Staff. When indicated, the responses described below are included in Amendment No. 1. Capitalized terms used but not defined in this letter are intended to have the meanings ascribed to such terms in Amendment No 1.

Amendment 1 to Draft Offering Statement on Form 1-A submitted March 13, 2020

Financial Statements, page 2

1.	Please revise to label the financial statements as of and for the years ended December 31, 2018 and 2017 as “unaudited” on pages 2 through 4.

We have made the corrections to the financial statements.

If you have any questions or comments regarding these responses or require any additional information, please do not hesitate to contact me or our counsel, Eilers Law Group, P.A. at (786) 273-9152.

Very truly yours,

/s/ Bill Hodson
Bill Hodson, CEO
Livewire Ergogenics, Inc.

cc: William R. Eilers, Esq.

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